Exhibit 99.1

Source:  CombiMatrix Corporation

CombiMatrix Corporation Reports

First Quarter 2009 Financial Results

MUKILTEO, Washington, May 6, 2009 — (GLOBENEWSWIRE) — CombiMatrix Corporation (Nasdaq: CBMX) today reported financial results for the three months ended March 31, 2009.  Key highlights for the first quarter and through the date of this release include:

•                  166% increase in diagnostic lab revenues from Q1-2008 to Q1-2009

•                  22% sequential increase in diagnostic lab revenues from Q4-2008 to Q1-2009

•                  Ten consecutive quarters of diagnostic services revenue growth

•                  Scott Gottlieb, M.D., former Deputy Commissioner of FDA, joins our Board of Directors

•                  Leuchemix clinical trials progressing well

•                  Positive data on the Company’s Comprehensive Cancer Array test currently in development

“Our diagnostic business continues to grow as we have expected, and progress is being made on our Comprehensive Cancer Array, a non-invasive cancer screening test,” stated Dr. Amit Kumar, President and CEO of CombiMatrix Corporation. “Now with the recent financing, we have substantially strengthened our balance sheet and we look forward to the additional capital we will receive, once we are able to collect our $36 million judgment against National Union,” concluded Dr. Kumar.

Operating Results — Three Months Ended March 31, 2009 and 2008

Revenues for the first quarter of 2009 were $1.5 million versus $1.2 million for the fourth quarter of 2008 and $2.0 million in the first quarter of 2008.  First quarter 2009 revenues were comprised of $525,000 in government contact revenues, $288,000 in CustomArrayTM product, equipment and service revenues, and $727,000 in diagnostic lab revenues.  First quarter 2008 revenues were comprised of $1.1 million of government contract revenues, $647,000 of CustomArrayTM product, equipment and service revenues and $273,000 in diagnostic lab revenues.

Operating expenses for the first quarter of 2009 were $5.6 million versus $5.5 million in the comparable 2008 period.  Operating expenses included research and development and marketing, general and administrative expenses of $1.1 million and $2.8 million, respectively, versus $1.3 million and $2.1 million, respectively, in the comparable 2008 period.  Included in these amounts were non-cash stock compensation charges totaling $791,000 in the first quarter of 2009 versus $333,000 in the comparable 2008 period.

Net loss for the first quarter of 2009 was $6.1 million versus $3.4 million in the comparable 2008 period.  The 2009 results included $513,000 of interest and amortization charges associated with the Company’s $8.5 million secured convertible debenture, versus $0 in interest charges in the comparable 2008 period.  Also, non-cash derivative mark-to-market charges associated with the convertible debenture were $1.5 million versus $0 in the comparable 2008 period.

Financial Position

Total assets were $30.9 million as of March 31, 2009 compared to $34.5 million as of December 31, 2008.  Cash, cash equivalents and available-for-sale investments totaled $5.9 million as of March 31, 2009 compared to $9.1 million as of December 31, 2008.  Of the $9.1 million of cash and investments at December 31, 2008, $1.5 million were held in certain auction rate securities, all of which were redeemed at par value in early January 2009.  During the first quarter of 2009, we repaid our line of credit of $820,000.

On May 1, 2009, we closed an $8.25 million offering of our common stock and warrants, with net proceeds to us after placement agent fees and other costs of $7.57 million.

First Quarter Business Highlights and Recent Developments

Strengthened Leadership Team

•                Former U.S. Food and Drug Administration Deputy Commissioner Scott Gottlieb, MD, joined the company’s board of directors in January 2009.

•                  In April 2009, Dr. Karine Hovanes joined our wholly owned subsidiary, Combimatrix Molecular Diagnostics, Inc. (CMDX), as its Laboratory Director.  Dr. Hovanes is a Diplomat of the American Board of Medical Genetics in Clinical Molecular Genetics and Clinical Cytogenetics and is also licensed in New York and California in both cytogenetics and molecular genetics. Dr. Hovanes joins CMDX from Laboratory Corporation of America, otherwise known as LabCorp.

Product Updates

•                 In December 2008, we introduced our first prostate cancer array-based test. This test complements a growing portfolio of array-based diagnostic tests and is based on key peer-reviewed studies that identified several genetic tumor markers that enable a more precise stratification of the risk profile of cancer patients.

•                 In February 2009, we announced preliminary data on our investigational Comprehensive Cancer Array test showing it can non-invasively screen for the early detection of prostate, colon, ovarian, breast and lung cancers simultaneously. The results were presented at Cambridge Healthtech Institute’s 16th International Molecular Medicine Tri-Conference held in San Francisco.

•                 In March 2009, we announced that the Agency for Health Protection and Promotion in Ontario, Canada had independently verified the function of our Influenza-Detection system during the 2007-2008 influenza season.

Partnership Updates

•                  In January 2009, CMDX entered into a new partnership with Lenetix, a New York-based diagnostics laboratory, to co-market CMDX’s suite of CGH array-based tests. These include the industry leading BAC HD ScanTM test, the most comprehensive test for characterizing genomic causes of childhood developmental disorders.  The BAC HD Scan test can identify over 290 genomic causes of developmental disorders and is routinely used in postnatal genetic diagnostics.

•                In January 2009, Leuchemix, Inc., in which we hold a one-third ownership interest, provided additional information regarding the initial clinical trial of its novel anticancer drug LC-1.  The initial trial is being performed at Cardiff University in the United Kingdom under the supervision of Professor Alan Burnett.  Work from Professor Burnett’s laboratory has also demonstrated that LC-1 may be valuable for in-patients that respond poorly to conventional therapy.

•                In March 2009, we executed a four-year contract with NASA’s Ames Research Center to design and test a microfluidic system that incorporates CombiMatrix’s semiconductor microarray as part of an integrated genetic analysis platform that can be deployed in satellites.  Funding to us for the first year of this program will be $214,000 with three option years at similar funding levels.

*  *  *

CombiMatrix will host a conference call at 1:30 p.m. Pacific Time (4:30 p.m. Eastern) today to discuss first quarter 2009 financial results.

To attend the presentation by phone, dial (866) 939-3921 for domestic callers and (678) 302-3550 for direct dial or international callers.  All callers will need to provide the participant code 5954922 or reference “CBMX Earnings Call” to enter the call.  To listen to the call via CombiMatrix’s website, go to www.combimatrix.com, in the Investor/Events section, (http://investor.combimatrix.com/events.cfm).

A replay of the presentation will be available for 14 days, either via the CombiMatrix website Investor/Events section (http://investor.combimatrix.com/events.cfm) or by dialing (866) 939-0581 for domestic callers or (678) 302-3540 for direct dial international callers.  When prompted enter PIN 4804300#. At next system prompt, dial “4” to listen to a previously recorded conference. When prompted, enter confirmation number 20090424413188#.

The call will also be webcast live and can be accessed at CombiMatrix’s website at www.combimatrix.com, in the Investor/Events section, (http://investor.combimatrix.com/events.cfm).

ABOUT COMBIMATRIX CORPORATION

CombiMatrix Corporation is a diversified biotechnology business that develops proprietary technologies, including products and services in the areas of drug development, genetic analysis, molecular diagnostics, nanotechnology and defense and homeland security markets, as well as in other potential markets where our products and services could be utilized.  The technologies we have developed include a platform technology to rapidly produce user-defined, in-situ synthesized, oligonucleotide arrays for use in identifying and determining the roles of genes, gene mutations and proteins.  This technology has a wide range of potential applications in the areas of genomics, proteomics, biosensors, drug discovery, drug development, diagnostics, combinatorial chemistry, material sciences and nanotechnology.  Other technologies include proprietary molecular synthesis and screening methods for the discovery of potential new drugs.  Combimatrix Molecular Diagnostics, Inc. (“CMDX”), our wholly owned subsidiary located in Irvine, California, has developed capabilities of producing arrays that utilize bacterial artificial chromosomes, which also enable genetic analysis.  CMDX functions primarily as a diagnostics reference laboratory.  Leuchemix Inc. (“Leuchemix”), a minority owned subsidiary, is developing a series of compounds to address a number of oncology-related diseases.  Leuchemix’s first compound has entered initial clinical trials.

Additional information about CombiMatrix Corporation is available at www.combimatrix.com or by calling 1-800-985-CBMX (2269).  Additional information about CMDX is available at www.cmdiagnostics.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Media Contact:

Mark Sahl, Lazar Partners

(646) 871-8485

msahl@lazarpartners.com

Investor Relations Contact:

Amit Kumar, Ph.D.

President & CEO, CombiMatrix Corporation

Tel (425) 493-2000; Fax (425) 493-2010

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, except share and per share information)

(Unaudited)

CONSOLIDATED BALANCE SHEET INFORMATION

	March 31,	Dec. 31,
	2009	2008

Total cash, cash equivalents and available-for-sale investments	$5,948	$9,105
Total assets	$30,932	$34,534
Total liabilities	$11,820	$10,488
Total shareholders’ equity	$19,112	$24,046

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	2009	2008

Revenues:
Government contracts	$525	$1,069
Products	257	575
Services	696	283
Collaboration agreements	62	62
Total revenues	1,540	1,989

Operating expenses:
Cost of government contract revenues	495	1,014
Cost of products and services	657	405
Research and development expenses	1,131	1,345
Marketing, general and administrative expenses	2,769	2,083
Patent amortization and royalties	346	361
Equity in loss of investee	250	249
Total operating expenses	5,648	5,457
Operating loss	(4,108)	(3,468)

Other income (expense):
Interest income	10	100
Interest expense	(513)	(1)
Derivatives charges	(1,521)	—
Total other income	(2,024)	99

Net loss	$(6,132)	$(3,369)

Basic and diluted net loss per share	$(0.97)	$(0.56)

Basic and diluted weighted average common shares outstanding	6,320,644	5,997,087